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                                                                      EXHIBIT 11


                        UNIVERSAL HEALTH SERVICES, INC.
                                AND SUBSIDIARIES
                       Computation of Earnings Per Share


                                                                 YEAR ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                             1995           1994           1993
                                                         -----------   ------------   ------------
WEIGHTED AVERAGE SHARES:

     Class A common                                        1,090,527      1,139,123      1,211,850
     Class B common                                       12,591,854     12,171,454     12,276,146
     Class C common                                          109,622        114,482        121,755
     Class D common                                           22,769         26,223         28,648
                                                         -----------   ------------   ------------
                          TOTAL                           13,814,772     13,451,282     13,638,399

Less: Effect of shares repurchased                             -           (103,510)      (105,795)

Less: Incremental number of shares of restricted
          stock excluded from EPS computation                (35,825)       (35,643)       (46,893)

Effect of shares issued                                       31,737        641,984         10,250
                                                         -----------   ------------   ------------

                                                          13,810,684     13,954,113     13,495,961

COMMON STOCK EQUIVALENTS:

     Assumed conversion of 7 1/2 % convertible
     debentures  issued in April 1983                          -            338,818      1,271,471

     Assumed conversion of options
     to purchase common stock                                268,045         95,999         51,101
                                                         -----------   ------------   ------------

         WEIGHTED AVERAGE SHARES - FULLY DILUTED          14,078,729     14,388,930     14,818,533
                                                         ===========   ============   ============


INCOME:

Net Income                                               $35,484,436    $28,719,735    $24,010,645

      Interest expense, net of tax effect, on assumed
      conversion of 7 1/2% convertible debentures              -           $363,176     $1,392,404
                                                         -----------   ------------   ------------

    INCOME APPLICABLE TO COMMON STOCK - FULLY DILUTED    $35,484,436    $29,082,911    $25,403,049
                                                         ===========   ============   ============


             EARNINGS PER COMMON AND COMMON
             EQUIVALENT SHARE: FULLY DILUTED               $2.52          $2.02          $1.71
                                                         ===========   ============   ============
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